Exhibit 10.1

ASSET PURCHASE AGREEMENT

by and among

Gaia Botanicals, LLC

CBD CliniLabs LLC

Precision Botanical LLC

and

cbdMD, Inc.

Dated January __, 2026

Exhibits

1.	Exhibit 2.4(a)i--Assumed Liabilities
2.	Exhibit 2.7(a)(i)--Bill of Sale and Assignment of Contract Rights
3.	Exhibit 2.7(a)(ii)--Minimum Net Working Capital
4.	Exhibit 2.7(a)(iii)--Assignment and Assumption Agreement
5.	Exhibit 2.7(a)(v)--Assignment of Intellectual Property Assets
6.	Exhibit 2.7(a)(vi) – Domain Transfer Agreement
7.	Exhibit 2.7(a)(vii)--Lock Up Agreement

Ancillary Documents

1.         Disclosure Letter

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is dated January __, 2026, by and among cbdMD, Inc., a North Carolina corporation (“Buyer”), Gaia Botanicals, LLC, a Colorado limited liability company d/b/a Bluebird Botanicals (“Bluebird”), CBD CliniLabs LLC, a Colorado limited liability company (“CliniLabs”), and Precision Botanical LLC, a Colorado limited liability company (“Precision,” and together with Bluebird and CliniLabs, collectively “Seller”).

RECITALS

Seller desires to sell, and Buyer desires to purchase, the Assets of Seller comprising the Business for the consideration and on the terms set forth in this Agreement.

The parties, intending to be legally bound, agree as follows:

ARTICLE I
DEFINITIONS AND USAGE

Section 1.1    Definitions. For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Accounts Receivable”--(a) all trade accounts receivable, merchant receivables and other rights to payment from customers of Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods shipped or products sold or services rendered to customers of Seller associated with the Business as of the Closing Date, (b) all other accounts or notes receivable of Seller and the full benefit of all security for such accounts or notes associated with the Business as of the Closing Date and (c) any claim, remedy or other right related to any of the foregoing.

“Actions” – as defined in Section 3.16(a).

“Agreed Accounting Principles” means generally accepted accounting principles in effect in the United States and exceptions set forth on Part 1.1.

“Assets”--as defined in Section 2.1.

“Assigned Contracts”--as defined in Section 2.1(e).

“Assignment and Assumption Agreement”--as defined in Section 2.7(a)(iii).

“Assumed Liabilities”--as defined in Section 2.4(a).

“Balance Sheet”--as defined in Section 3.4.

“Beatty”—means Brandon Beatty.

“Bill of Sale”--as defined in Section 2.7(a)(i).

“Breach”--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract.

“Business”--the operating business associated with Seller’s production, marketing, sale and distribution of CBD and related or associated products directly to consumers through the Bluebird Botanicals brand name and through the domain name https://www.bluebirdbotanicals.com or https://buybluebird.com/ or any new domain names related to the Bluebird Botanicals brand name, and indirectly through one or more Seller intermediaries or distributors existing as of the Closing Date, or other related Bluebird Botanicals domain names (e.g., https://buybluebird.com).

“Business Day”--any day other than (a) Saturday or Sunday or (b) any other day on which banks in North Carolina are permitted or required to be closed.

“Buyer”--as defined in the first paragraph of this Agreement.

“Buyer Indemnified Persons”--as defined in Section 6.2.

“Closing”--as defined in Section 2.6.

“Closing Date”--the date on which the Closing actually takes place.

“COBRA” means the continuation of health coverage under the Consolidated Omnibus Budget Reconciliation Act.

“Code”--the Internal Revenue Code of 1986.

“Confidential Information”--as defined in Section 7.1.

“Consent”--any approval, consent, ratification, waiver or other authorization.

“Consideration Shares”—as defined in Section 2.3(a).

“Contemplated Transactions”--all of the transactions contemplated by this Agreement.

“Contract”--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.

“Copyrights”--as defined in Section 3.23(a)(iii).

“Damages”--as defined in Section 6.2.

“Disclosing Party”--as defined in Section 7.1.

“Disclosure Letter”--the disclosure letter delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.

“Earnout Period”--the period beginning on the Closing Date and ending on the first anniversary of the Closing Date.

“Earnout Shares”--as defined in Section 2.3.

“Effective Time”-- 12:01 a.m., EST, on the Closing Date.

“Encumbrance”--any charge, claim, community or other marital property interest, condition, equitable interest, lien, option, pledge, security interest, mortgage, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting (in the case of any security or equity interest), transfer, receipt of income or exercise of any other attribute of ownership.

“ERISA”--the Employee Retirement Income Security Act of 1974.

“Exchange Act”--the Securities Exchange Act of 1934.

“Excluded Assets”--as defined in Section 2.2.

“Governing Documents”--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (g) any amendment or supplement to any of the foregoing.

“Governmental Authorization”--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement required or used in connection with the Business.

“Governmental Body”--any:

(a)         nation, state, county, city, town, borough, village, district or other jurisdiction;

(b)         federal, state, local, municipal, foreign or other government;

(c)         governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);

(d)         multinational organization or body;

(e)         body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or

(f)         official of any of the foregoing.

“Indemnified Person”--as defined in Section 6.7.

“Indemnifying Person”--as defined in Section 6.7.

“Intellectual Property Assets”--as defined in Section 3.23(a).

“Inventories”--all inventories of Seller purchased for or otherwise for use in the Business, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods, but excluding any obsolete, damaged, or unsaleable inventory.

“IRS”--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.

Knowledge”--an individual will be deemed to have Knowledge of a particular fact or other matter if:

(a)         that individual is actually aware of that fact or matter; or

(b)         a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Lease”--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.

“Legal Requirement”--any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.

“Liability”--with respect to any Person, any liability or obligation of such Person of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such Person.

“Lock Up Agreement”--as defined in Section 2.7(a)(vii).

“Marks”--as defined in Section 3.23(a)(i).

“Member Loan” – as defined in Section 2.1(a).

“Minimum Net Working Capital”--as defined in Section 2.7(a)(ii).

“Net Revenue Certificate”--as defined in Section 2.8(a).

“Net Revenues”--all the net revenues (as recorded by the Buyer pursuant to the Agreed Accounting Principles) of the Business acquired under this Agreement arising during the Earnout Period from all products sold on the URL www.bluebirdbotanicals.com or https://buybluebird.com/ or any new domain names related to the Bluebird Botanicals brand name, or through Seller wholesale/retail relationships existing as of the Closing Date. Net Revenues shall also include any revenue of Bluebird products sold on cbdMD.com or affiliated domain sold within the United States of America.

“Order”--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.

“Part”--a part, schedule or section of the Disclosure Letter.

“Patents”--as defined in Section 3.23(a)(ii).

“Permitted Encumbrances” means (i) Encumbrances for Taxes not yet due and payable or Taxes being contested in good faith by any appropriate proceeding for which adequate reserves have been established in accordance with the Agreed Accounting Principles, (ii) statutory landlord’s, mechanic’s or other similar Encumbrances arising or incurred in the ordinary course of business for amounts which are not delinquent, are not material individually or in the aggregate, and which are set forth on the face of the Balance Sheet, (iii) liens created in connection with capitalized lease obligations that will be discharged at or prior to Closing or assumed as Assumed Liabilities, (iv) recorded easements, covenants and other restrictions of record, provided, that no such item described in this clause (iv) impairs the current use, occupancy, value or marketability of title of the property subject thereto, and (v) Encumbrances set forth in Part 1.1 of the Disclosure Letter with respect to any indebtedness as of Closing that will be discharged at or prior to Closing.

“Person”--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.

“Proceeding”--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.

“Purchase Price”--as defined in Section 2.3.

“Receiving Party”--as defined in Section 7.1.

“Record”--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Related Person”--With respect to a particular individual:

(a)         each other member of such individual’s Family;

(b)         any Person that is directly or indirectly controlled by any one or more members of such individual’s Family;

(c)         any Person in which members of such individual’s Family hold (individually or in the aggregate) a Material Interest; and

(d)         any Person with respect to which one or more members of such individual’s Family serves as a director, officer, partner, executor or trustee (or in a similar capacity).

With respect to a specified Person other than an individual:

(a)         any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person;

(b)         any Person that holds a Material Interest (as defined below) in such specified Person;

(c)         each Person that serves as a director, officer, partner, executor or trustee of such specified Person (or in a similar capacity);

(d)         any Person in which such specified Person holds a Material Interest; and

(e)         any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity).

For purposes of this definition, (a) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; (b) the “Family” of an individual includes (i) the individual, (ii) the individual’s spouse, (iii) any other natural person who is related to the individual or the individual’s spouse within the second degree and (iv) any other natural person who resides with such individual; and (c) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of voting securities or other voting interests representing at least ten percent (10%) of the outstanding voting power of a Person or equity securities or other equity interests representing at least ten percent (10%) of the outstanding equity securities or equity interests in a Person.

“Release Date”—as defined in Section 6.6(b).

“Representative”--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.

“Retained Liabilities”--as defined in Section 2.4(b).

“SEC” means the United States Securities and Exchange Commission.

“SEC Documents” as defined in Section 4.6.

“Securities Act”--as defined in Section 3.3.

“Seller”--as defined in the first paragraph of this Agreement.

“Seller Contract”--any Contract (other than Excluded Assets) necessary or used in operating or otherwise directly benefiting the Business (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the Assets owned or used by Seller in the Business is or may become bound.

“Software”--all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.

“Straddle Period” means any taxable period beginning on or prior to and ending after the Closing Date.

“Subsidiary”--with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.

“Tangible Personal Property” means all machinery, equipment, tools, furniture, office equipment, computer hardware, supplies, materials, vehicles and other items of tangible personal property (other than Inventories) of every kind owned or leased by Seller necessary or used in the Business (wherever located and whether or not carried on Seller’s books), together with any express or implied warranty by the manufacturers or sellers or lessors of any item or component part thereof and all maintenance records and other documents relating thereto.

“Tax”-- any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and any other tax of any kind whatsoever, and any fee, assessment, levy, tariff, charge or duty in the nature of tax and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.

“Tax Return”--any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Body in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Legal Requirement relating to any Tax.

“Third Party”--a Person that is not a party to this Agreement.

“Third-Party Claim”--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

Section 1.2    Usage

(a)    Interpretation. In this Agreement, unless a clear contrary intention appears:

(i)    the singular number includes the plural number and vice versa;

(ii)    reference to any Person includes such Person’s successors and assigns but, if applicable, only if such successors and assigns are not prohibited by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually;

(iii)    reference to any gender includes each other gender;

(iv)    reference to any agreement, document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof;

(v)    reference to any Legal Requirement means such Legal Requirement as amended, modified, codified, replaced or reenacted, in whole or in part, and in effect from time to time, including rules and regulations promulgated thereunder, and reference to any section or other provision of any Legal Requirement means that provision of such Legal Requirement from time to time in effect and constituting the substantive amendment, modification, codification, replacement or reenactment of such section or other provision;

(vi)    “hereunder,” “hereof,” “hereto,” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Article, Section or other provision hereof;

(vii)“    including” (and with correlative meaning “include”) means including without limiting the generality of any description preceding such term;

(viii)    “or” is used in the inclusive sense of “and/or”;

(ix)    with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and

(x)    references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto.

(b)    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted and all accounting determinations hereunder shall be made in accordance with the Agreed Accounting Principles.

ARTICLE II
SALE AND TRANSFER OF ASSETS; CLOSING

Section 2.1    Assets to be Sold. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances (other than Permitted Encumbrances), all of Seller’s right, title and interest in and to all of Seller’s property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, that are necessary for, associated with or used in the Business, including the following (but excluding the Excluded Assets):

(a)    all cash and cash equivalents as of the Effective Time, provided that (i) Seller shall repay in full the $200,000 Member Loan as described in Part 2.2(a) (“Member Loan”) prior to or at Closing;

(b)    all Tangible Personal Property, including those items described in Part 2.1(b);

(c)    all Inventories as of the Effective Time, subject to the representations and warranties set forth in Section 3.10;

(d)    all Accounts Receivable;

(e)    all Seller Contracts listed in Part 3.19 (unless specifically listed in Part 2.2(g)) (“Assigned Contracts”);

(f)    all Governmental Authorizations and all pending applications therefor or renewals thereof, in each case to the extent transferable to Buyer and necessary or used in the Business, including those listed in Part 3.16(b);

(g)    all data and Records related to the operations of the Business, including client and customer lists and Records, referral sources, research and development reports and Records, production reports and Records, service and warranty Records, equipment logs, operating guides and manuals, financial and accounting Records, creative materials, advertising materials, promotional materials, studies, reports, correspondence and other similar documents and Records and, subject to Legal Requirements, copies of all personnel Records and other Records described in Section 2.2(g);

(h)    all of the intangible rights and property of Seller necessary for or used in the Business, including all Intellectual Property Assets, going concern value, goodwill, telephone numbers, telecopy numbers and e-mail addresses, domain names and listings;

(i)    all insurance benefits, including rights and proceeds, arising from or relating to the Assets or the Assumed Liabilities prior to the Effective Time, unless extended in accordance with this Agreement;

(j)    all claims, causes of action, rights of recovery, rights of set-off and rights of recoupment of Seller against third parties relating to the Assets, whether choate or inchoate, known or unknown, contingent or noncontingent, including all such rights relating to Accounts Receivable; and

(k)    all rights of Seller necessary or used in the Business relating to deposits and prepaid expenses, claims for refunds and rights to offset in respect thereof that are not listed in Part 2.2(d) and that are not excluded under Section 2.2.

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4(a).

Section 2.2    Excluded Assets. Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

(a)    cash and cash equivalents in the amount of the Employee Amount and also used to repay the Member Loan in the amount of $200,000 (the “Member Loan”);

(b)    all minute books;

(c)    all stock Records and corporate seals;

(d)    the shares of capital stock of Seller held in treasury;

(e)    those rights relating to deposits and prepaid expenses and claims for refunds and rights to offset listed in Part 2.2(e);

(f)    all insurance policies and rights of Seller (except to the extent specified in Section 2.1(i) and (j));

(g)    all of the Seller Contracts listed in Part 2.2(g) or not otherwise acquired under Section 2.1(e);

(h)    all personnel Records and other Records that Seller is required by law to retain in its possession;

(i)    Tax Returns and Tax-related Records of Seller;

(j)    all claims for, and rights with respect to, any refunds, credits or similar benefits with respect to Taxes and other governmental charges of whatever nature;

(k)    all rights in connection with and assets of the Employee Plans;

(l)    all rights of Seller under this Agreement, the Bill of Sale and the Assignment and Assumption Agreement; and

(m)    the property and assets expressly designated in Part 2.2(m).

Section 2.3    Consideration. The consideration for the Assets (the “Purchase Price”) will be shares of the Buyer’s common stock, par value $.001 per share (the “Common Stock”): (a) 425,000 shares of Common Stock (the “Consideration Shares”), and (b) an earnout of up to 525,000 shares of Buyer’s Common Stock as adjusted in “book entry” format herein (the “Earnout Shares”), and (c) the assumption of the Assumed Liabilities.

(a)    Consideration Shares. Buyer will issue to Bluebird 425,000 Consideration Shares on the Closing Date in accordance with Section 2.7(b).

(b)    Earnout Shares. In accordance with Section 2.8(b), the Earnout Shares, as adjusted pursuant to Section 2.8 and subject to Right of Setoff under Section 6.6, shall be issued to Bluebird on or before the sixtieth (60th) day following the twelve (12) month anniversary of the Closing Date.

Section 2.4    Liabilities.

(a)    Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the following Liabilities of Seller (the “Assumed Liabilities”):

(i)    Any Liability as part of the Seller’s general ledger accounts 20000, 21050, 2120, 26500, 22000, 22200, 22250, 22300, 24200 as outlined in Exhibit 2.4(a);

(ii)    any Liability to Seller’s customers incurred by Seller in the ordinary course of business consistent with past practice for nondelinquent orders outstanding as of the Effective Time and reflected on Seller’s books and Records (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(iii)    any Liability to Seller’s customers under written warranty agreements accepted by Buyer or under legally implied warranties and given by Seller to its customers in the ordinary course of business prior to the Effective Time (other than any Liability arising out of or relating to a Breach that occurred prior to the Effective Time);

(iv)    any Liability arising after the Effective Time under the Seller Contracts described in Part 3.19 (other than any Liability listed in Part 2.2, any Seller Contract listed in Part 2.2(g) or arising out of or relating to a Breach that occurred prior to the Effective Time); and

(v)    the Liabilities set forth on Part 2.4(a)(v).

For avoidance of doubt, Buyer shall not assume any deferred salaries or any other payment obligations related to Brandon Beatty or debt of the Seller except as specifically set forth under Part 2.4(a).

(b)    Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller. “Retained Liabilities” shall mean every Liability of Seller other than the Assumed Liabilities, including:

(i)    any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Effective Time other than to the extent assumed under Section 2.4(a);

(ii)    any Liability under any Contract assumed by Buyer pursuant to Section 2.4(a) that arises after the Effective Time but that arises out of or relates to any Breach that occurred prior to the Effective Time;

(iii)    any Liability for Taxes, including (A) any Taxes arising as a result of Seller’s operation of the Business or otherwise or ownership of the Assets prior to the Effective Time, (B) any Taxes that will arise as a result of the sale of the Assets pursuant to this Agreement (including any sales, use, transfer, or similar Taxes), and (C) any deferred Taxes of any nature, and (D) any Taxes for any Straddle Period, which shall be apportioned between Seller and Buyer in accordance with Exhibit 2.4(b)(iii);

(iv)    any Liability under any Contract not assumed by Buyer under Section 2.4(a), including any Liability arising out of or relating to Seller’s indebtedness or any security interest related thereto;

(v)    any environmental, health and safety Liabilities arising out of or relating to the operation of Seller’s business or Seller’s leasing, ownership or operation of real property prior to the Effective Time or as a result of the Closing;

(vi)    any Liability accruing prior to the Effective Time or as a result of the Closing under the Employee Plans or relating to payroll, vacation, sick leave, workers’ compensation, unemployment benefits, vacation pay, pension benefits, employee stock option or profit-sharing plans, health care plans or benefits or any other employee plans or benefits of any kind for Seller’s employees or former employees or both;

(vii)    any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons that accrued prior to the Effective Time or as a result of the Closing;

(viii)    any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any of its Related Persons arising as a result of any events prior to the Effective Time or as a result of such employee’s termination of employment with Seller (but excluding any portion of such Liability, if any, relating to any period of time following the Effective Time);

(ix)    any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller unless set forth on Part 2.4(b)(ix);

(x)    any Liability arising out of or relating to any employee grievance occurring prior to the Effective Time or as a result of the Closing, whether or not the affected employees are hired by Buyer;

(xi)    any Liability to indemnify, reimburse or advance amounts to any officer, director, employee or agent of Seller that accrued prior to the Effective Time or as a result of the Closing;

(xii)    any Liability to distribute to any of Seller’s members or otherwise apply all or any part of the consideration received hereunder that accrued prior to the Effective Time or as a result of the Closing;

(xiii)    any Liability arising out of any Proceeding pending as of the Effective Time;

(xiv)    any Liability arising out of or resulting from Seller’s compliance or noncompliance with any Legal Requirement or Order of any Governmental Body prior to the Effective Time or as a result of the Closing;

(xv)    any Liability of Seller under this Agreement or any other document executed in connection with the Contemplated Transactions; and

(xvi)    any Liability of Seller based upon Seller’s acts or omissions occurring after the Effective Time.

Section 2.5    Allocation. The Purchase Price shall be allocated among the Assets in accordance with Section 1060 of the Code and the Treasury Regulations promulgated thereunder and the principles set forth on Part 2.5. After the Closing, the parties shall make consistent use of the allocation determined hereunder for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code. Buyer shall prepare, in accordance with this Section 2.5 (including Part 2.5), and deliver IRS Form 8594 to Seller within forty-five (45) days after the Closing Date to be filed with the IRS (such IRS Form 8594 to be adjusted as appropriate to reflect differences between Buyer’s and Seller’s IRS Form 8594 and updated in accordance with this Section 2.5 (including Part 2.5) upon any subsequent adjustment to the Purchase Price). In any Proceeding related to the determination of any Tax, neither Buyer nor Seller shall contend or represent that such allocation is not a correct allocation.

Section 2.6    Closing. The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Buyer, commencing at 10:00 a.m. (local time) on the date hereof.

Section 2.7    Closing Obligations. In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)    Seller deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)    a bill of sale for all of the Assets that are Tangible Personal Property in the form of Exhibit 2.7(a)(i) (the “Bill of Sale”) executed by Seller;

(ii)    minimum net working capital of $250,000 as defined by the total asset value less the assumed liabilities as outlined in Exhibit 2.7(a)(ii) (the “Minimum Net Working Capital”);

(iii)    an assignment of all of the Assets that are intangible personal property in the form of Exhibit 2.7(a)(iii), which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller;

(iv)    for each interest in real property identified on Part Exhibit 2.7(a)(iv);

(v)    assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights in the form of Exhibit 2.7(a)(v) (the “Assignment of Intellectual Property Assets”) executed by Seller;

(vi)    such other deeds, bills of sale, assignments, certificates of title, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller, including a domain transfer agreement in the form of Exhibit 2.7(a)(vi) executed by Seller (the “Domain Transfer Agreement”);

(vii)    a lock up and leak out agreement in the form of Exhibit 2.7(a)(vii), executed by Seller (the “Lock Up Agreement”);

(viii)    evidence satisfactory to Buyer that all member loans, advances, or other indebtedness that could constitute an Encumbrance on the Assets have been satisfied and released.

(b)    Buyer shall deliver to Seller:

(i)    a certificate representing 425,000 shares of the Buyer’s Common Stock issued to Bluebird;

(ii)    the Assignment and Assumption Agreement executed by Buyer; and

(iii)    the Lock Up Agreement executed by Buyer.

Section 2.8    Earnout. In accordance with the terms of this Agreement, the Buyer shall issue the Earnout Shares to Bluebird in order to account for the prospective value of the Seller as agreed to by the parties within sixty (60) days following the end of the Earnout Period in accordance with this Section 2.8 and subject to the Right of Setoff under Section 6.6.

(a)    Net Revenue Certificate. Promptly following the end of the Earnout Period, but no later than sixty (60) days following the end of such Earnout Period, Buyer’s Chief Financial Officer (or other financial officer designated by Buyer) shall deliver to Seller a certificate (a “Net Revenue Certificate”) setting forth the calculation of the Net Revenues for the Business’s channels as of the Closing, including Shopify and an existing wholesale base for the Earnout Period (“Earnout Revenues”). The Earnout Revenues shall specifically exclude revenues from new channels developed or implemented by Buyer after the Closing, including but not limited to non-Shopify distribution revenues, international markets and consumer platforms, provided that such exclusion shall not apply to natural growth or expansion of existing Shopify or wholesale channels that existed as of the Closing Date. For the avoidance of doubt, Earnout Revenues shall also include any revenue of Bluebird products sold on cbdMD.com or affiliated domain sold within the United States of America. The Buyer shall respond promptly to any questions raised by Seller in relation to the Net Revenue Certificate, and shall give all access reasonably requested by Seller to the books, records and working papers of the Buyer or its affiliates that relate to the calculation of the Net Revenues in order to enable Seller to review and verify the Net Revenue Certificate. Unless within the thirty (30) day period following Seller’s receipt of the Net Revenue Certificate, Seller delivers a written notice to the Buyer (the “Earnout Challenge Notice”) setting forth in reasonable detail any and all items of disagreement related to the Net Revenue Certificate, the Net Revenue Certificate shall be conclusive and binding upon the Buyer and Seller. Upon the delivery of an Earnout Challenge Notice by Seller regarding the Earnout Statement (and the calculation of Net Revenues contained therein), such parties shall negotiate in good faith to resolve such disagreement and confirm the final calculation of the Net Revenues.

(b)    Earnout Share Calculation. Promptly, but no later than five (5) days, after the determination of the Net Revenues for the Earnout Period as set forth in Section 2.8(a), the Buyer shall deliver the Earnout Shares, subject to the offset under Section 6.6, to Bluebird as follows:

(i)    If Net Revenue is at least $2,900,000 in the relevant calculation period, then the Earnout Amount for such period will be 525,000 shares.

(ii)    If Net Revenue is at least $2,700,000 but less than $2,900,000 in the relevant calculation period, then the Earnout Amount for such period will be 425,000 shares.

(iii)    If Net Revenue is at least $2,500,000 but less than $2,700,000 in the relevant calculation period, then the Earnout Amount for such period will be 315,000 shares.

(iv)     If Net Revenue is at least $2,300,000 but less than $2,500,000 in the relevant calculation period, then the Earnout Amount for such period will be 185,000 shares.

(v)    If Net Revenue is at least $2,000,000 but less than $2,300,000 in the relevant calculation period, then the Earnout Amount for such period will be 75,000 shares.

(vi)    If Net Revenue is less than $2,000,000 in the relevant calculation period, then there will be no Earnout Amount for such period.

(c)    Marketing and Advertising Commitment. cbdMD shall have an obligation to spend at least Ninety Thousand Dollars ($90,000) per quarter for marketing, advertising and online traffic related expenses for the Bluebird Brand which is in line with the spend in the most recent quarter and make good faith efforts to rebuild and grow revenues. Notwithstanding the foregoing, cbdMD’s marketing obligations shall be subject to its reasonable business judgment and may be adjusted if market,regulatory conditions, or business performance warrant such adjustment.

(d)    Operation of the Business. Buyer and the Seller each acknowledge and agree that there is no assurance that the Seller will become entitled to receive the Earnout Shares, Buyer has not promised nor projected the Earnout Shares and neither Buyer nor any of its affiliates owes any fiduciary or other express or implied duty to the Seller except as required under applicable law and the Buyer’s organizational documents. During the Earnout Period, Buyer agrees to act in good faith, in accordance with all Legal Requirements and operate the Business in a manner that is not designed or intended to impede or interfere with, and it agrees that it will not take, cause to be taken, or fail to take or cause to be taken, any action that has the intent of impeding or interfering with the attainment of the Earnout Shares. Further, except with the prior written consent of Bluebird, from the Closing and continuing until the termination of the Earnout Period:

(i)    Buyer will cause the books and records of the Business, taken as a whole, to be maintained separately to enable accurate calculation of Net Revenue as a separate division of Buyer; and

(ii)    Buyer will not wind-up or eliminate the Business and will facilitate the continued operation of the Business platform, including without limitation, www.bluebirdbotanicals.com, https://buybluebird.com/, and other Bluebird related domains and channels.

(e)    Buyer will, and will cause the Business to, use commercially reasonable efforts to maintain complete and accurate books and records related to the calculation of Net Revenue.

Section 2.9    Consents. If there are any Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, notwithstanding Sections 2.1 and 2.4, neither this Agreement nor the Assignment and Assumption Agreement nor any other document related to the consummation of the Contemplated Transactions shall constitute a sale, assignment, assumption, transfer, conveyance or delivery or an attempted sale, assignment, assumption, transfer, conveyance or delivery of such Seller Contracts, and following the Closing, the parties shall use commercially reasonable efforts, and cooperate with each other, to obtain the Consent relating to each such Seller Contract as quickly as practicable. Seller shall be responsible for any costs, expenses, or consent fees required to obtain such Consents. Pending the obtaining of such Consents, the parties shall cooperate with each other in any reasonable and lawful arrangements designed to provide to Buyer the benefits of use of the Seller Contract for its term (or any right or benefit arising thereunder, including the enforcement for the benefit of Buyer of any and all rights of Seller against a third party thereunder). Once a Consent for the sale, assignment, assumption, transfer, conveyance and delivery of a Seller Contract is obtained, Seller shall promptly assign, transfer, convey and deliver such Seller Contract to Buyer, and Buyer shall assume the obligations under such Seller Contract assigned to Buyer from and after the date of assignment to Buyer pursuant to a special-purpose assignment and assumption agreement substantially similar in terms to those of the Assignment and Assumption Agreement (which special-purpose agreement the parties shall prepare, execute and deliver in good faith at the time of such transfer, all at no additional cost to Buyer).

ARTICLE III
REPRESENTATIONS AND WARRANTIES
OF SELLER

Seller represents and warrants to Buyer, as follows:

Section 3.1    Organization and Good Standing.

(a)    The Seller and each subsidiary disclosed under Section 3.1(c) is a limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts. Seller and each subsidiary disclosed under Section 3.1(c) is duly qualified to do business as a foreign entity and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)    Complete and accurate copies of the Governing Documents of Seller, as currently in effect, have been made available to Buyer.

(c)    CliniLabs LLC is a wholly-owned subsidiary of Bluebird. Precision LLC is a wholly-owned subsidiary of CliniLabs LLC.

Section 3.2    Enforceability; Authority; No Conflict.

(a)    This Agreement constitutes the legal, valid and binding obligation of Seller and Beatty, enforceable against each of them in accordance with its terms. Upon the execution and delivery by Seller of this Agreement and each other agreement to be executed or delivered by any or all of Seller at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and Beatty, enforceable against each of them in accordance with its terms. Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s members and managers. Beatty has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which Beatty is a party and to perform his obligations hereunder and thereunder. No member or other equity holder of Seller has any right of first refusal, right of approval, or similar right with the respect to the sale of the Assets, and all required member or applicable equity holder approvals have been obtained.

(b)    Neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)    Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the members of Seller;

(ii)    Breach or give any Governmental Body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or Beatty, or any of the Assets, may be subject;

(iii)    contravene, conflict with or result in a violation or Breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv)    Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(v)    cause Buyer to become subject to, or to become liable for the payment of, any Tax that is not an Assumed Liability;

(vi)    result in the imposition or creation of any Encumbrance (other than Permitted Encumbrances) upon or with respect to any of the Assets; or

(vii)    result in any member of the Seller having the right to exercise dissenters’ appraisal rights.

(c)    Except as set forth in Part 3.2(c), neither Seller nor Beatty is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 3.3    [INTENTIONALLY OMITTED].

Section 3.4    Financial Statements. Seller has delivered to Buyer: a balance sheet of Seller as at November 30, 2025 (including the notes thereto, the “Balance Sheet”), and the related statements of income, changes in members’ equity and cash flows for the eleven-month period ended November 30, 2025 and the year ended 2024. Such financial statements fairly present the financial condition and the results of operations, changes in members’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with Agreed Accounting Principles. The financial statements have been from and are in accordance with the accounting Records of Seller and reflect the consistent application of such accounting principles throughout the periods involved.

Section 3.5    Books and Records. The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices including the maintenance of an adequate system of internal controls.

Section 3.6    Sufficiency of Assets. The Assets constitute all of the assets, properties, and rights necessary and sufficient to enable Buyer to conduct the Business immediately following the Closing in substantially the same manner as currently conducted by Seller, without the need to obtain or acquire any additional assets, properties, or rights from Seller or any third party.

Section 3.7    [INTENTIONALLY OMITTED]

Section 3.8    Title to Assets. Seller owns good and transferable title to all of the Assets free and clear of any Encumbrances (other than Permitted Encumbrances), and there are no outstanding loans, advances, or other indebtedness from any member, equity holder or Related Person to Seller that could constitute a lien or claim against the Assets.

Section 3.9    Condition of Assets. Each item of Tangible Personal Property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the ordinary course of business and is free from latent and patent defects. No item of Tangible Personal Property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business. All Tangible Personal Property used in Seller’s business is in the possession of Seller.

Section 3.10    Accounts Receivable. (a) All Accounts Receivable that are reflected on the Balance Sheet or on the accounting Records of Seller as of the Closing Date represent valid obligations arising from sales actually made or services actually performed by Seller in the ordinary course of business consistent with past practice; (b) Schedule 3.10 sets forth a complete and accurate list of all Accounts Receivable as of the Closing Date, including the name of the account debtor, the amount owing, the date of invoice, and the aging category; (c) Seller has delivered to Buyer true and complete copies of all invoices and other documents relating to Accounts Receivable; and (d) no Accounts Receivable have been pledged, assigned, or otherwise encumbered.

Section 3.11    Inventories. All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet consistent with ordinary course of business. Seller is not in possession of any inventory not owned by Seller, including goods already sold. Inventories now on hand that were purchased after the date of the Balance Sheet were purchased in the ordinary course of business of Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller

Section 3.12    No Undisclosed Liabilities. Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet and current liabilities incurred in the ordinary course of business of Seller since the date of the Balance Sheet.

Section 3.13    Taxes. Seller has filed or caused to be filed on a timely basis all Tax Returns with respect to the Business that are or were required to be filed pursuant to applicable Legal Requirements. All such Tax Returns filed by Seller are true, correct and complete in all material respects. Seller has paid all Taxes with respect to the Business that have become due including pursuant to any Tax assessment received by Seller from a Governmental Body. Seller currently is not the beneficiary of any extension of time within which to file any Tax Return with respect to the Business. No claim has ever been made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns with respect to the Business that it is or may be subject to taxation by that jurisdiction with respect to the Business. There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax due and payable (or alleged to be due and payable).

Section 3.14    No Material Adverse Change. Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

Section 3.15    [INTETIONALLY OMITTED]

Section 3.16    Compliance with Legal Requirements; Governmental Authorizations.

(a)    Except as set forth in Part 3.16(a), there are no claims, actions, causes of action, demands, lawsuits, arbitrations, inquiries, audits, notices of violation, proceedings, litigation, citations, summons, subpoenas, or investigations of any nature, whether at law or in equity (collectively, “Actions”) pending or, to Seller's knowledge, threatened against or by Seller: (i) relating to or affecting the Business, the Assets, or the Assumed Liabilities; or (ii) that challenge or seek to prevent, enjoin, or otherwise delay the transactions contemplated by this Agreement. No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

(b)    Seller is in compliance with all Legal Requirements and Governmental Authorizations against, relating to, or affecting the Business or the Purchased Assets except as set forth in Part 3.16(b). To the Seller’s Knowledge, the Seller is, as of the Closing Date, and at all times since December 31, 2022, has been, in full compliance with each Legal Requirement and Governmental Authorization that is or was applicable to it or the conduct of its Business or the ownership or use of any of the Assets and that any non-compliance would not result in a material adverse impact on Buyer’s ability to utilize the Assets in the ordinary course of Business after Closing Date.

The Governmental Authorizations listed in Part 3.16(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate the Business in the manner in which it currently conducts and operates the Business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets, and all such Governmental Authorizations are valid, in full force and effect, and transferable or obtainable by Buyer without material delay or expense.

Section 3.17    Legal Proceedings; Orders.

(a)    Except as set forth in Part 3.17(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)    by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or

(ii)    that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding. Seller has delivered to Buyer accurate and complete copies of all pleadings, correspondence and other documents relating to each Proceeding listed in Part 3.17(a). There are no Proceedings listed or required to be listed in Part 3.17(a) that could have a material adverse effect on the business, operations, assets, condition or prospects of Seller or upon the Assets.

(b)    Except as set forth in Part 3.17(b):

(i)    there is no Order to which Seller, the Business or any of the Assets is subject; and

(ii)    to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the Business.

(c)    Except as set forth in Part 3.17(b):

(i)    Seller is, and, at all times since December 31, 2022, has been in material compliance with all of the terms and requirements of each Order to which it or any of the Assets is or has been subject;

(ii)    To the Knowledge of the Seller, no event has occurred or circumstance exists that is reasonably likely to constitute or result in a violation of or failure to comply with any term or requirement of any Order to which Seller or any of the Assets is subject; and

(iii)    Seller has not received, at any time since December 31, 2022, any written or, to the Knowledge of the Seller, oral notice or other communication from any Governmental Body or any other Person regarding any actual, alleged, possible or potential violation of, or failure to comply with, any term or requirement of any Order to which Seller or any of the Assets is or has been subject.

Section 3.18    Absence of Certain Changes and Events. Except as set forth in Part 3.18 and H.R. 5371, the “Continuing Appropriations, Agriculture, Legislative Branch, Military Construction and Veterans Affairs, and Extensions Act, 2026”, which makes continuing appropriations and extensions for fiscal year 2026 (“H.R. 5371”), since the date of the Balance Sheet, the Business has been conducted in the ordinary course of business consistent with past practice and there has not been any change, event, condition, or development that is, or could reasonably be expected to be, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise), or assets of the Business; or (b) the value of the Assets.

Section 3.19    Contracts; No Defaults.

(a)    Part 3.19(a) contains an accurate and complete list of all Assigned Contracts, and Seller has delivered to Buyer accurate and complete copies of such Contracts, including all amendments, modifications, and supplements thereto. Part 3.19(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the material terms, the amount of the remaining commitment of Seller under the Contracts, any consent requirements for assignment, and the location of Seller’s office where details relating to the Contracts are located. No Seller member will have and will not acquire any rights under, and no Seller member is not and will not become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

(b)    Except as set forth in Part 3.19(a):

(i)    each Contract identified or required to be identified in Part 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;

(ii)    each Contract identified or required to be identified in Part 3.19(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person, or all necessary consents for such assignment have been obtained in writing and delivered to Buyer prior to Closing, and such consents do not impose any conditions or restrictions that would materially impair Buyer's rights under such Contracts or Buyer's ability to conduct the Business as currently conducted; and

(iii)    to the Knowledge of Seller, no Contract identified or required to be identified in Part 3.19(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse effect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(c)    Except as set forth in Part 3.19(a):

(i)    Seller is, and at all times since December 31, 2022, has been, in material compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;

(ii)    to the Knowledge of the Seller, no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iii)    to the Knowledge of the Seller, no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance (other than Permitted Encumbrances) affecting any of the Assets; and

(iv)    Seller has not given to or received from any other Person, at any time since December 31, 2022, any written or, to the Knowledge of the Seller, oral notice or other communication regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

(d)    There are no renegotiations of, attempts to renegotiate or outstanding rights to renegotiate any material amounts paid or payable to Seller under current or completed Contracts with any Person having the contractual or statutory right to demand or require such renegotiation and no such Person has made written demand for such renegotiation.

(e)    Each Contract relating to the sale, design, manufacture or provision of products or services by Seller has been entered into in the ordinary course of business of Seller and has been entered into without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Legal Requirement.

Section 3.20    Insurance. Seller has delivered to Buyer accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party or under which Seller is or has been covered at any time since December 31, 2023, a list of which is included in Part 3.20. All such insurance policies are in full force and effect, all premiums due thereon have been paid, and Seller is in compliance with all terms and conditions of such policies.

Section 3.21    [INTENTIONALLY OMITTED]

Section 3.22    [INTENTIONALLY OMITTED]

Section 3.23    Intellectual Property Assets.

(a)    The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest which are necessary or used in the Business, including:

(i)    Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications (collectively, “Marks”);

(ii)    all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);

(iii)    all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);

(iv)    all rights in mask works;

(v)    all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blueprints (collectively, “Trade Secrets”); and

(vi)    all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

(b)    Part 3.23(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $2,000 under which Seller is the licensee. There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c)    The Intellectual Property Assets are all those necessary for the operation of the Business as it is currently conducted. Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances (other than Permitted Encumbrances), and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Part 3.23(c); and except as set forth in Part 3.23(c), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller, and Seller has provided Buyer with copies of all such agreements.

(d)    Except as set forth on Exhibit 3.23, the Seller has no Patents necessary or used with the Business.

(e)    Part 3.23(e) contains a complete and accurate list and summary description of all Marks; except as set forth on Exhibit 3.23(e), all Marks have been registered with the United States Patent and Trademark Office, are currently in compliance with all formal Legal Requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications), are valid and enforceable and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date; except as set forth on Exhibit 3.23(e), no Mark has been or is now involved in any opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any of the Marks; except as set forth on Exhibit 3.23(e), to Seller’s Knowledge, there is no potentially interfering trademark or trademark application of any other Person; except as set forth on Exhibit 3.23(e), no Mark is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way; none of the Marks used by Seller infringes or is alleged to infringe any trade name, trademark or service mark of any other Person; and all products and materials containing a federally registered Mark bear the proper federal registration notice where permitted by law.

(f)     Part 3.23(f) contains a complete and accurate list and summary description of all registered Copyrights; all of the registered Copyrights are currently in compliance with formal Legal Requirements, are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date; no Copyright is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way. None of the subject matter of any of the Copyrights infringes, misappropriates, or violates, or is alleged to infringe, misappropriate or violate any copyright of any Third Party or is a derivative work based upon the work of any other Person; and all works encompassed by the Copyrights have been marked with the proper copyright notice.

(g)    With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual ; Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement); and Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes, misappropriates or violates any intellectual property right of any other Person.

(h)     Part 3.23(h) contains a complete and accurate list and summary description of all Net Names; all Net Names that have been registered have been registered in the name of Seller and are in compliance with all formal Legal Requirements; no Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name; to Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe, misappropriate or violate any Net Name; and no Net Name is infringed, misappropriated, violated or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, misappropriates, violates, interferes with or is alleged to interfere with or infringe, misappropriate or violate the trademark, copyright or domain name of any other Person.

Section 3.24    [INTENIONALLY OMITTED]

Section 3.25    Relationships with Related Persons. Except as disclosed in Part 3.25, neither Seller nor any Related Person of Seller has, or since January 1, 2024, has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business. Neither Seller nor any Related Person of Seller owns, or since January 1, 2024, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Part 3.25, each of which has been conducted in the ordinary course of business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in a Competing Business in any market presently served by Seller, except for ownership of less than five percent (5%) of the outstanding capital stock of any Competing Business that is publicly traded on any recognized exchange or in the over-the-counter market. Except as set forth in Part 3.25, neither Seller nor Beatty nor any Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

Section 3.26    Brokers or Finders. Neither Seller, nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions which will not be paid and such engagement terminated at the Closing.

Section 3.27    Available Information. Seller has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of an investment in the Buyer. The Seller understands that its investment in the Consideration Shares and Earnout Shares involves a high degree of risk. Seller has had the opportunity to review the reports the Buyer has filed with the Securities and Exchange Commission (“SEC”) at www.sec.gov/EDGAR.

Section 3.28    Non-Registration. Seller understands that the Consideration Shares and Earnout Shares have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Seller’s representations as expressed herein.

Section 3.29    Restricted Securities. Seller understands that the Consideration Shares and Earnout Shares are characterized as “restricted securities” under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Seller pursuant hereto, the Consideration Shares and Earnout Shares would be acquired in a transaction not involving a public offering. Seller further acknowledges that if the Consideration Shares and Earnout Shares are issued to the Seller in accordance with the provisions of this Agreement, such shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom. Seller represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Section 3.30    Accredited Investor. Seller is an “accredited investor” within the meaning of Rule 501 under the Securities Act. The Consideration Shares and Earnout Shares proposed to be acquired by the Seller will be acquired for investment for its own account, and not with a view to the resale or distribution of any part thereof, and the Seller has no present intention of selling or otherwise distributing the Consideration Shares or Earnout Shares, except in compliance with applicable securities laws.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller as follows:

Section 4.1     Organization and Good Standing. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of North Carolina, with full corporate power and authority to conduct its business as it is now conducted.

Section 4.2     Authority; No Conflict.

(a)    This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms. Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)    Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)    any provision of Buyer’s Governing Documents;

(ii)    any resolution adopted by the board of directors or the members of Buyer;

(iii)    any Legal Requirement or Order to which Buyer may be subject; or

(iv)    any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

Section 4.3    Certain Proceedings. There is no pending Proceeding that has been commenced against Buyer and that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

Section 4.4    Brokers or Finders. Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

Section 4.5    Consideration Shares and Earnout Shares. Upon issuance to Bluebird pursuant to the terms of this Agreement, the Consideration Shares and Earnout Shares will be duly and validly issued, fully paid and non-assessable.

Section 4.6    SEC Documents; Financial Statements. Since December 31, 2022, the Buyer has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits to such documents) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates or, if amended, as of the dates of the amendments, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates or, if amended, as of the dates of the amendments, the financial statements of the Buyer included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements have been prepared in accordance with United States generally accepted accounting principles, consistently applied during the periods involved, and fairly present in all material respects the consolidated financial position of the Buyer and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Since June 30, 2025, except as set forth in the SEC Documents and H.R. 5371, there has been no material adverse change and no material adverse development in the assets, liabilities, business, properties, operations, financial condition, results of operations, prospects or Exchange Act reporting status of the Buyer.

Section 4.7    No Additional Representations. Buyer hereby acknowledges and agrees that, except as set forth in ARTICLE III hereof, neither the Seller nor any representative, affiliate, member or manager of Seller is making any representation or warranty, express or implied, of any nature whatsoever.

ARTICLE V
ADDITIONAL COVENANTS

Section 5.1    Employees and Employee Benefits.

(a)    Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees listed in Part 5.1(a).

(b)    Employment of Active Employees by Buyer.

(i)    Buyer shall provide employment offer to all five Active Employees on January 10, 2026.

(ii)    Neither Seller nor Beatty nor their Related Persons shall solicit the continued employment of any Active Employee.

(iii)    Each Active Employee who is hired by Buyer (each, a “Hired Active Employee”) shall become an employee of Buyer effective as of the Closing. The employment of each Hired Active Employee shall be deemed terminated with Seller immediately prior to the Effective Time. Buyer shall pay, perform or otherwise satisfy all Liabilities relating to Hired Active Employees' employment with Buyer arising on or after 8:00 a.m. (EST) on their first day of work for Buyer pursuant to the terms of their offer by Buyer and any related Assumed Liabilities.

(iv)    It is understood and agreed that (A) Buyer’s offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c)    Salaries and Benefits.

(i)    Except for the Assumed Liabilities, Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller payable through the close of business on the Closing Date and with respect to such Active Employees which Buyer does not hire, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA and Sections 601 through 608 of ERISA; (C) any and all payments to employees required under the WARN Act; and (D) all payroll taxes, withholding obligations, and employer contributions relating to compensation and benefits payable through the Closing Date.

(ii)    Except for the Assumed Liabilities, Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date and with respect to such Active Employees which Buyer does not hire under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d)    Seller’s Retirement and Savings Plans. All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Buyer’s hiring date, and Seller (or Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans. All Hired Active Employees shall become fully vested in their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller will so amend such plans if necessary to achieve this result. Seller shall cause the assets of each Employee Plan to equal or exceed the benefit liabilities of such Employee Plan on a plan-termination basis as of the Effective Time.

(e)    No Transfer of Assets. Neither Seller nor Beatty nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f)    Collective Bargaining Matters. Buyer will set its own initial terms and conditions of employment for the Hired Active Employees and others it may hire, including work rules, benefits and salary and wage structure, all as permitted by law. Buyer is not obligated to assume any collective bargaining agreements under this Agreement. Except for Assumed Liabilities, Seller shall be solely liable for any severance payment required to be made to its employees due to the Contemplated Transactions. Any bargaining obligations of Buyer with any union with respect to bargaining unit employees subsequent to the Closing, whether such obligations arise before or after the Closing, shall be the sole responsibility of Buyer.

(g)    General Employee Provisions.

(i)    Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 5.1 as may be necessary to carry out the arrangements described in this Section 5.1.

(ii)    Seller and Buyer shall provide each other with such plan documents and summary plan descriptions, employee data or other information as may be reasonably required to carry out the arrangements described in this Section 5.1.

(iii)    If any of the arrangements described in this Section 5.1 are determined by the IRS or other Governmental Body to be prohibited by law, Seller and Buyer shall modify such arrangements to as closely as possible reflect their expressed intent and retain the allocation of economic benefits and burdens to the parties contemplated herein in a manner that is not prohibited by law.

(iv)    Seller shall provide Buyer with completed I-9 forms and attachments with respect to all Hired Active Employees, except for such employees as Seller certifies in writing to Buyer are exempt from such requirement or unless Buyer is treating the Hired Active Employees as new hires.

(v)    Except as required by applicable Legal Requirements, Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

Section 5.2    Tax Covenants. All real property taxes, personal property taxes and other ad valorem taxes levied with respect to the Assets (other than Transfer Taxes) for a Straddle Period shall be apportioned based on the number of days of the Straddle Period ending on and including the Closing Date and the number of days of the Straddle Period after the Closing Date. Seller shall be liable for the amount of such taxes that is attributable to the portion of the Straddle Period ending on and including the Closing Date, and Buyer shall be liable for the amount of such taxes that is attributable to the remaining portion of the Straddle Period. Seller and Buyer shall cooperate to promptly pay or reimburse the other for any such taxes based on their respective liability for such taxes as determined pursuant to this Section 5.2. Any refunds of such taxes with respect to a Straddle Period shall be apportioned between the Seller and Buyer in a similar manner

Section 5.3    Payment of All Taxes/Retained Liabilities Resulting from Sale of Assets by Seller. Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements. In addition to payment of Taxes pursuant to Section 5.2, Seller shall pay, or make adequate provision for the payment, in full all the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from the Earnout Shares.

Section 5.4    Member Loan. On or before the Closing Date, Seller shall satisfy the Member Loan.

Section 5.5    Reports and Returns. Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

Section 5.6    Assistance in Proceedings. Seller will, upon reasonable request by the Buyer, cooperate with Buyer and its counsel in the contest or defense of, and make available its personnel and provide reasonable access to its books and Records in connection with, any Proceeding involving or relating to (a) any Contemplated Transaction or (b) any action, activity, circumstance, condition, conduct, event, fact, failure to act, incident, occurrence, plan, practice, situation, status or transaction on or before the Closing Date involving Seller or its Business.

Section 5.7    Noncompetition, Nonsolicitation and Nondisparagement.

(a)    Noncompetition. For a period of five (5) years after the Closing Date, Seller and Beatty shall not, anywhere in the United States, directly or indirectly invest in, own, manage, operate, finance, control, advise, render services to or guarantee the obligations of any Person engaged in the Business (“Competing Business”), provided, however, that the Seller and Beatty may, individually or collectively, (i) purchase or otherwise acquire up to (but not more than) five percent (5%) of any class of publicly traded securities of any Person (but may not otherwise participate in the activities of such Person) or (ii) render services to a Person engaged in or planning to become engaged in the Business, so long as (A) the Seller or Beatty does not render services to the applicable division, group, department or subdivision of such Person engaged in the Business, (B) such services do not involve or relate to products or services competitive with the Business, and (C) such services do not provide such Person with any competitive advantage or strategic information that could be used to compete with Buyer's business.

(b)    Nonsolicitation. For a period of five (5) years after the Closing Date, Seller and Beatty shall not, directly or indirectly, whether individually or through any affiliate, agent, or representative (and in each case for purposes of providing, or directing to a Person who provides, products or services that are competitive with those provided by Buyer or the Business):

(i)    solicit the business of any Person who is, or within the twelve (12) months prior to such solicitation was, a customer of Buyer;

(ii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;

(iii)    cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or

(iv)    hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)    Nondisparagement. After the Closing Date, Seller and Beatty will not disparage Buyer or any of Buyer’s shareholders, directors, officers, or employees; provided, that nothing herein shall prevent the provision of truthful information made in the course of sworn testimony or in any administrative, judicial or arbitral proceedings or investigations.

(d)    Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in Section 5.7(a) through (c) is invalid or unenforceable, then the parties agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 5.7 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. This Section 5.7 is reasonable and necessary to protect and preserve Buyer’s legitimate business interests and the value of the Assets and to prevent any unfair advantage conferred on Seller.

Section 5.8    Customer and Other Business Relationships. For the period of twelve (12) months following Closing, Seller and Beatty will, upon reasonable request by and at the expense of Buyer, cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships. Such cooperation shall include, without limitation, introductions to key customers and suppliers, assistance with contract transitions, and participation in meetings as reasonably requested by Buyer. Seller will refer to Buyer all inquiries relating to such business. Neither Seller nor any of its officers, employees, agents or Beatty shall take any action that, to their Knowledge, would actually diminish the value of the Assets after the Closing or that likely would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

Section 5.9    Retention of and Access to Records. After the Closing Date, Buyer shall retain for a period consistent with Buyer’s record-retention policies and practices those Records of Seller delivered to Buyer. Buyer also shall provide Seller and their Representatives reasonable access thereto, during normal business hours and on at least three days’ prior written notice, to enable them to prepare financial statements or Tax Returns or deal with Tax audits. After the Closing Date, Seller shall provide Buyer and its Representatives reasonable access to Records that are Excluded Assets, during normal business hours and on at least three days’ prior written notice, for any reasonable business purpose related to the Business or the Assets specified by Buyer in such notice.

Section 5.10    Further Assurances. The parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions; and (d) Seller shall obtain and deliver to Buyer any additional releases, waivers, or acknowledgments from members or any other equity holders, or Related Persons that Buyer reasonably determines are necessary to perfect Buyer’s title to the Assets.

Section 5.11    Piggyback Registration Rights. If the Buyer shall, at any time commencing on the Closing Date and ending when all Consideration Shares and Earnout Shares (the “Registrable Securities”) have been sold by Seller, determine (i) to register for sale any of its Common Stock in an underwritten offering, or (ii) to file a registration statement covering the resale of any shares of the Common Stock held by any of its shareholders (other than (x) any registration statement on Form S-8 or Form S-4, or (y) any registration statement for an offering pursuant to Rule 415(a)(1)(x) under the Securities Act and/or any registration statement filed in connection with an At-The-Market Offering or Equity Line of Credit), the Buyer shall provide written notice to the Seller, which notice shall be provided no less than fifteen (15) calendar days prior to the filing of such applicable registration statement (the “Company Notice”). In that event, the right of the Seller to include the Registrable Securities in such a registration shall be conditioned upon Seller’s written request to participate which shall be delivered to the Buyer within ten (10) calendar days after the Company Notice, as well as Seller’s participation in such underwriting (if applicable, for purposes of this paragraph) and the inclusion of Seller’s Registrable Securities in the underwriting to the extent provided herein. The Seller proposing to sell any of its Registrable Securities through such underwriting shall (together with the Buyer and any other shareholders of the Buyer selling their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter selected for such underwriting. Notwithstanding anything herein to the contrary, if the underwriter determines that marketing factors require a limitation on the number of shares of Common Stock or the amount of other securities to be underwritten, the underwriter may exclude some or all Registrable Securities from such registration and underwriting. The Buyer shall so advise the Seller, and indicate to the Seller the number of shares of Registrable Securities that may be included in the registration and underwriting, if any. The number of Registrable Securities to be included in such registration and underwriting shall be allocated first to the Buyer, then to all other selling shareholders, including the Seller, who have requested to sell in the registration on a pro rata basis according to the number of shares requested to be included therein. If the Seller disapproves of the terms of any such underwriting, the Seller may elect to withdraw the Registrable Securities therefrom by delivering a written notice to the Buyer and the underwriter. The Seller with Registrable Securities included in any registration shall furnish to the Buyer such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required in order to comply with any applicable law or regulation in connection with the registration of the Registrable Securities or any qualification or compliance with respect to such the Registrable Securities and referred to in this Agreement. Notwithstanding the foregoing, the Buyer shall not be required to register any Registrable Securities pursuant to this Section 5.11 that are eligible for resale pursuant to Rule 144 without restriction (including, without limitation, volume restrictions) or that are the subject of a then-effective registration statement. Furthermore, any Registrable Securities pursuant to this Section 5.11 shall remain subject to the Lock Up Agreement.

ARTICLE VI
INDEMNIFICATION; REMEDIES

Section 6.1    Survival. All representations, warranties, covenants and obligations in this Agreement and the Disclosure Letter and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions for the time periods specified in Section 6.4.

Section 6.2    Indemnification and Reimbursement by Seller. Seller will indemnify, defend and hold harmless Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses), whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)    any Breach of any representation or warranty made by Seller or Beatty in (i) this Agreement (including any supplement to the Disclosure Letter made prior to Closing), (ii) any transfer instrument or (iii) any other certificate, document, writing or instrument delivered by Seller or Beatty pursuant to this Agreement;

(b)    any Breach of any covenant or obligation of Seller or Beatty in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or Beatty pursuant to this Agreement;

(c)    any Liability arising out of the ownership or operation of the Assets or the Business prior to the Effective Time other than the Assumed Liabilities;

(d)    any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or Beatty (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)    any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date other than the Assumed Liabilities;

(f)    any Employee Plan established or maintained by Seller;

(g)    any noncompliance with any bulk sales Legal Requirements or fraudulent transfer law in respect of the Contemplated Transactions; or

(h)    any Retained Liabilities.

Section 6.3    Indemnification and Reimbursement by Buyer. Buyer will indemnify and hold harmless Seller, and its Representatives, members, subsidiaries and Related Persons (collectively, the “Seller Indemnified Persons”) and will reimburse the Seller Indemnified Persons, for any Damages arising from or in connection with:

(a)    any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)    any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(c)    any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(d)    any obligations of Buyer with respect to bargaining with the collective bargaining representatives of Hired Active Employees subsequent to the Closing; or

(e)    any Assumed Liabilities.

Section 6.4    Time Limitations.

(a)    Seller will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation or (ii) a representation or warranty as to which a claim may be made at any time, only if on or before the applicable survival date specified herein, Buyer notifies Seller of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer: (A) for claims related to fraud, gross negligence or willful misconduct, until the expiration of the applicable statute of limitations; for any breach of the covenants described in Section 5.7 (Noncompetition, Nonsolicitation and Nondisparagement) until the expiration of the time periods set forth therein; and (C) for all other representations, warranties, covenants and obligations until June 9, 2027.

(b)    Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation or (ii) a representation or warranty, only if on or before June 9, 2027, Seller notifies Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller.

Section 6.5    Dollar Limitations on Indemnification.

(a)    No indemnification obligations shall be due pursuant to the indemnification obligations of Seller pursuant to Section 6.2 or the indemnification obligations of Buyer pursuant to Section 6.3, respectively, unless the total aggregate indemnification obligations under either such Section, as applicable to the indemnifying party, exceeds $25,000 (the "Threshold"). Once the Threshold is satisfied against an indemnifying party, the indemnifying party shall be liable to the indemnified party for all indemnification obligations in excess of the Threshold, subject to the provisions of this Article 6.

(b)    No indemnified Persons shall be entitled to recover indemnifiable Damages from the other party under Section 6.2 or Section 6.3 for more than an amount equal to the valuation of the Earnout Shares (the “General Cap”), except that the General Cap shall not apply to Damages resulting from or relating to breaches of the covenants set forth in Section 5.7, or an action or inaction that constitutes fraud, gross negligence, or willful misconduct.

(c)    The aggregate liability of Seller under this Agreement (whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or under any other legal theory whatsoever) including in satisfaction of claims for indemnification pursuant to Section 6.2 shall not exceed forfeiture of the Earnout Shares (the “Cap”), except that the Cap shall not apply to Damages resulting from or relating to breaches of the covenants set forth in Section 5.7, or an action or inaction that constitutes fraud, gross negligence or willful misconduct; and Seller shall have no liability for payments of cash, except with respect to Damages resulting from breaches of the covenants set forth in Section 5.7, or an action or inaction that constitutes fraud, gross negligence or willful misconduct to the extent such Damages exceed the value of the Earnout Shares.

(d)    Notwithstanding the foregoing, the Threshold, the General Cap and the Cap shall not apply with respect to any Damages resulting from or relating to an action or inaction that constitutes fraud, gross negligence or willful misconduct, or is a breach of any of the covenants set forth in Section 5.7, or any matter for which specific performance is available, and any such Damages shall not count towards satisfaction of the General Cap or the Cap.

Section 6.6    Right of Setoff.

(a)    Upon notice to Seller specifying in reasonable detail the basis therefor, Buyer may setoff (or withhold until final resolution) the Earnout Shares or any other amount to which it may be entitled under this Article VI against amounts otherwise payable or issuable to Seller or members of Seller. For purposes of this Section 6.6, the basis for determining the number of Earnout Shares which shall be used to setoff such amounts owed by Seller hereunder shall be the NYSE listed closing stock price of YCBD at the close of trading on the day immediately preceding the Closing Date. Neither the exercise of nor the failure to exercise such right of setoff will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

(b)    On or before the sixtieth (60th) Business Day following January 9, 2027 (the “Release Date”), Buyer shall release and/or issue the Earnout Shares less the aggregate amount of Damages specified in any notice of any Third-Party Claim or Direct Claim delivered to the Seller. To the extent that any reserved Earnout Shares have been reserved and withheld from distribution on the Release Date on account of an unresolved claim for indemnification and, subsequent to the Release Date, such claim is resolved in favor of Buyer, Buyer may retain such portion of the reserved Earnout Shares as are required to satisfy the indemnification obligation; and Buyer shall promptly deliver to Seller any remaining Earnout Shares to the extent such claim is resolved in favor of Seller or for an amount less than reserved, Buyer shall promptly deliver to Seller any remaining Earnout Shares not required to satisfy the indemnification obligation in accordance with this Section 6.6(b). Notwithstanding the release and/or issuance of any Earnout Shares to Seller pursuant to this Section 6.6(b), Buyer’s right to setoff under Section 6.6(a) shall continue in full force and effect until June 9, 2027, and Buyer may pursue any available remedies to recover any amounts owed by Seller under this Agreement during such period.

Section 6.7    Third-Party Claims.

(a)    Promptly after receipt by a Person entitled to indemnity under Section 6.2, 6.3 (to the extent provided in the last sentence of Section 6.3) or 6.4 (an “Indemnified Person”) of notice (a “Claim Notice”) of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an “Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is materially prejudiced by the Indemnified Person’s failure to give such notice.

(b)    If an Indemnified Person delivers a Claim Notice to the Indemnifying Person pursuant to Section 6.7(a), the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim. After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article VI for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s prior written Consent unless (i) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person and no admission of any wrongdoing by the Indemnified Person; (ii) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; (iii) the settlement includes an unconditional release of the Indemnified Person from all liability related to such Third-Party Claim; and (iv) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent. If a Claim Notice is given to an Indemnifying Person and the Indemnifying Person does not, within thirty (30) days after the delivery of such Claim Notice, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)    Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim. The Indemnifying Person shall remain liable for all reasonable costs and expenses of defense incurred by the Indemnified Person, and the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its prior written Consent (which may not be unreasonably withheld, conditioned or delayed).

(d)    Notwithstanding the provisions of Section 8.4, Seller and Beatty hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Beatty with respect to such a claim anywhere in the world.

(e)    With respect to any Third-Party Claim subject to indemnification under this Article VI: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

(f)    With respect to any Third-Party Claim subject to indemnification under this Article VI, the parties agree to cooperate in such a manner as to preserve in full (to the extent possible) the confidentiality of all Confidential Information and the attorney-client and work-product privileges. In connection therewith, each party agrees that: (i) it will use its commercially reasonable efforts, in respect of any Third-Party Claim in which it has assumed or participated in the defense, to avoid production of Confidential Information (consistent with applicable law and rules of procedure), and (ii) all communications between any party hereto and counsel responsible for or participating in the defense of any Third-Party Claim shall, to the extent possible, be made so as to preserve any applicable attorney-client or work-product privilege.

Section 6.8    Indemnification Procedure for Direct Claims. Any Indemnified Person asserting a claim on account of Damages that do not arise from a Third-Party Claim (a “Direct Claim”) shall deliver a Claim Notice to the Indemnifying Person prior to the expiration of the applicable time limitation set forth in Section 6.4. The Claim Notice shall describe such claim and the nature and amount, or anticipated amount, of the Damages, to the extent that the nature and amount thereof are determinable at such time. If the Indemnifying Person in good faith objects to any claim made in such Claim Notice, then the Indemnifying Person shall deliver a written notice (a “Claim Dispute Notice”) to the Indemnified Person during the thirty (30) day period commencing following delivery by the Indemnified Person of the Claim Notice. The Claim Dispute Notice shall set forth in reasonable detail the principal basis for the dispute of any claim made in the Claim Notice. Each claim for indemnification set forth in such Claim Notice shall be deemed to have been conclusively determined in the Indemnified Person’s favor for purposes of this ARTICLE VI on the terms set forth in the Claim Notice upon the earlier of (i) notice that the Indemnifying Person agrees with the Direct Claims asserted in the Claim Notice or (ii) expiration of such thirty (30) day period if the Indemnifying Person does not deliver a Claim Dispute Notice to the Indemnified Person prior to the expiration of such thirty (30) day period. In such event, the Indemnified Person will be free to pursue such remedies as may be available to the Indemnified Person at the Indemnifying Person’s expense pursuant to the terms and subject to the provisions of this Agreement.

Section 6.9    Other Limitations on Indemnification. Payments by an Indemnifying Person pursuant to Article VI in respect of any Damage shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment received or reasonably expected to be received by the Indemnified Person in respect of any such claim. The Indemnified Person shall use its commercially reasonable efforts to recover under insurance policies or indemnity, contribution or other similar agreements for any Damages prior to seeking indemnification under this Agreement.

Section 6.10    Exclusive Remedy. Other than in the event of fraud, gross negligence or willful misconduct, or in the event of a breach of the covenants set forth in Section 5.7, the right to indemnification and other rights under this Article VI shall constitute Buyer’s and Seller’s sole and exclusive remedies with respect to any and all claims arising under or relating to this Agreement, any ancillary document, and the transactions contemplated by this Agreement, including breach of the representations, warranties, covenants and agreements contained in this Agreement or any other document, agreement or transaction contemplated hereby or executed or consummated in connection herewith and with respect to any events, circumstances or conditions which are the subject of the representations, warranties, covenants or agreements contained in this Agreement or any other document, agreement or transaction contemplated hereby or executed or consummated in connection herewith, whether any claims or causes of action asserted with respect to such matters are brought in contract, tort or under any other legal theory whatsoever.

ARTICLE VII
CONFIDENTIALITY

Section 7.1    Definition of Confidential Information.

(a)    As used in this Article VII, the term “Confidential Information” includes any and all of the following information of Seller or Buyer that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise, or otherwise made available by observation, inspection or otherwise by either party (Buyer on the one hand or Seller and Beatty, collectively, on the other hand) or its Representatives (collectively, a “Disclosing Party”) to the other party or its Representatives (collectively, a “Receiving Party”):

(i)    all information that is a trade secret under applicable trade secret or other law;

(ii)    all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;

(iii)    all information concerning the business and affairs of the Disclosing Party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, strategic plans, marketing and advertising plans, publications, client and customer lists and files, contracts, the names and backgrounds of key personnel and personnel training techniques and materials, however documented), and all information obtained from review of the Disclosing Party’s documents or property or discussions with the Disclosing Party regardless of the form of the communication, provided that, for the avoidance of doubt, after the Closing, Buyer shall have no confidentiality obligations with respect to information relating to the Assets or the Assumed Liabilities; and

(iv)    all notes, analyses, compilations, studies, summaries and other material prepared by the Receiving Party to the extent containing or based, in whole or in part, upon any information included in the foregoing.

(v)    Any trade secrets of a Disclosing Party shall also be entitled to all of the protections and benefits under applicable trade secret law and any other applicable law. If any information that a Disclosing Party deems to be a trade secret is found by a court of competent jurisdiction not to be a trade secret for purposes of this Article VII, such information shall still be considered Confidential Information of that Disclosing Party for purposes of this Article VII to the extent included within the definition. In the case of trade secrets, each of Buyer, Seller and Beatty hereby waives any requirement that the other party submit proof of the economic value of any trade secret or post a bond or other security.

Section 7.2    Restricted Use of Confidential Information.

(a)    Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate, consummate, and integrate the Contemplated Transactions and, after Closing, to operate the Business and the Assets; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”). Each of Buyer and Seller and Beatty shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Beatty, as the case may be, of the obligations of this Article VII with respect to such information. Each of Buyer, Seller and Beatty shall (iv) enforce the terms of this Article VII as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article VII; and (vi) be responsible and liable for any breach of the provisions of this Article VII by it or its Representatives.

(b)    Unless and until this Agreement is terminated, Seller and Beatty shall maintain as confidential any Confidential Information (including for this purpose any information of Seller of the type referred to in Sections 7.1(a)(i), (ii) and (iii), whether or not disclosed to Buyer) of the Seller relating to any of the Assets or the Assumed Liabilities.

(c)    From and after the Closing, the provisions of Section 7.2(a) above shall not apply to or restrict in any manner Buyer’s use of any Confidential Information of the Seller relating to any of the Assets or the Assumed Liabilities.

Section 7.3    Exceptions. Sections 7.2(a) and (b) do not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article VII or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a non confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure. Neither Seller nor Beatty shall disclose any Confidential Information of Seller relating to any of the Assets or the Assumed Liabilities in reliance on the exceptions in clauses (b) or (c) above.

Section 7.4    Legal Proceedings. If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article VII, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article VII. In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed. The provisions of this Section 7.4 do not apply to any Proceedings between the parties to this Agreement.

Section 7.5    Return or Destruction of Confidential Information. If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information; and (c) certify all such destruction in writing to the Disclosing Party, provided, however, that the Receiving Party may retain a list that contains general descriptions of the information it has returned or destroyed to facilitate the resolution of any controversies after the Disclosing Party’s Confidential Information is returned. Notwithstanding the foregoing, each Receiving Party may retain any Confidential Information that is subject to or created by standard backup archival procedures or internal document retention policies.

Section 7.6    Attorney-Client Privilege. The Disclosing Party is not waiving, and will not be deemed to have waived or diminished, any of its attorney work product protections, attorney-client privileges or similar protections and privileges as a result of disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party, regardless of whether the Disclosing Party has asserted, or is or may be entitled to assert, such privileges and protections. The parties (a) share a common legal and commercial interest in all of the Disclosing Party’s Confidential Information that is subject to such privileges and protections; (b) are or may become joint defendants in Proceedings to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; (c) intend that such privileges and protections remain intact should either party become subject to any actual or threatened Proceeding to which the Disclosing Party’s Confidential Information covered by such protections and privileges relates; and (d) intend that after the Closing the Receiving Party shall have the right to assert such protections and privileges. No Receiving Party shall admit, claim or contend, in Proceedings involving either party or otherwise, that any Disclosing Party waived any of its attorney work-product protections, attorney-client privileges or similar protections and privileges with respect to any information, documents or other material not disclosed to a Receiving Party due to the Disclosing Party disclosing its Confidential Information (including Confidential Information related to pending or threatened litigation) to the Receiving Party.

ARTICLE VIII
GENERAL PROVISIONS

Section 8.1    Expenses. Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives. If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

Section 8.2    Public Announcements. Except as otherwise required by the Buyer under applicable securities laws, any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as mutually determined by the parties.

Section 8.3    Notices. All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, e-mail address or person as a party may designate by notice to the other parties):

Seller (before the Closing):

Attention:

E-mail address:

with a mandatory copy to:

Attention:

E-mail address:

Seller (after the Closing) and Beatty:

Attention:

E-mail address:

with a mandatory copy to:

Attention:

E-mail address:

Beatty:

Attention:

E-mail address:

Buyer: cbdMD, Inc.

Address: 8845 Red Oak Blvd., Charlotte, NC 28217

Attention: Ronan Kennedy

E-mail address: Ronan@cbdmd.com

with a mandatory copy to: Brian Pearlman

Nason, Yeager, Gerson, Harris & Fumero, P.A.

Seacoast National Centre

3001 PGA Boulevard, Suite 305

Palm Beach Gardens, FL 33410

E-mail address: bpearlman@nasonyeager.com

Section 8.4    Jurisdiction; Service of Process. Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of North Carolina, County of Mecklenburg, or, if it has or can acquire jurisdiction, in the United States District Court for the Western District of North Carolina, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court. The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum. Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

Section 8.5    Enforcement of Agreement. Each party acknowledges and agrees that the other party would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by either party could not be adequately compensated in all cases by monetary damages alone. Accordingly, in addition to any other right or remedy to which a party may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

Section 8.6    Waiver; Remedies Cumulative. The rights and remedies of the parties to this Agreement are cumulative and not alternative. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

Section 8.7    Entire Agreement and Modification. This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Disclosure Letter, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

Section 8.8    Disclosure Letter.

(a)    The information in the Disclosure Letter constitutes (i) exceptions to particular representations, warranties, covenants and obligations of Seller and Beattys as set forth in this Agreement or (ii) descriptions or lists of assets and liabilities and other items referred to in this Agreement. If there is any inconsistency between the statements in this Agreement and those in the Disclosure Letter (other than an exception expressly set forth as such in the Disclosure Letter with respect to a specifically identified representation or warranty), the statements in this Agreement will control.

(b)    The statements in the Disclosure Letter, and those in any supplement thereto, shall be deemed to modify the representations and warranties in ARTICLE III only to the extent that it is reasonably apparent on the face of the disclosure that the disclosure in one section is applicable to other sections. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Letter is not intended to imply that such amounts, or higher or lower amounts, or the items so included or other items, are or are not required to be disclosed or are within or outside of the ordinary course of business, and neither party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Letter in any dispute or controversy with any party as to whether any obligation, item or matter not described herein or included in a Disclosure Letter is or is not required to be disclosed (including whether such amounts are required to be disclosed as material) or in the ordinary course of business for the purposes of this Agreement. The information contained in the Disclosure Letter is disclosed solely for the purposes of this Agreement, and no information contained therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever, including of any violation of any Legal Requirement or Breach of any agreement. The information contained in the Disclosure Letter is intended to qualify the representations and warranties in ARTICLE III but is not intended to constitute a representation or warranty itself for purposes of this Agreement.

Section 8.9    Assignments, Successors and No Third-Party Rights. No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement (i) other than the obligation to issue Common Stock as the Consideration Shares and the Earnout Shares, to any Subsidiary of Buyer or (ii) to any entity that acquires all or substantially all of Buyer's assets or equity interests (whether by merger, consolidation, sale of assets, or otherwise), and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions. Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties. Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any liability, obligation, legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 8.9.

Section 8.10    Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect, and the parties shall negotiate in good faith to replace such invalid or unenforceable provision with a valid and enforceable provision that achieves, to the greatest extent possible, the original intent and economic effect of the invalid or unenforceable provision. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 8.11    Construction. The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Disclosure Letter.

Section 8.12    Time of Essence. With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 8.13    Governing Law. This Agreement will be governed by and construed under the laws of the State of North Carolina without regard to conflicts-of-laws principles that would require the application of any other law.

Section 8.14    Execution of Agreement. This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement. The exchange of copies of this Agreement and of signature pages by .pdf or electronic transmission (including DocuSign, Adobe Sign, or other electronic signature platforms complying with the Electronic Signatures in Global and National Commerce Act (E-SIGN Act) and the Uniform Electronic Transactions Act (UETA)) shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile or electronic means shall be deemed to be their original signatures for all purposes.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SELLER:

GAIA BOTANICALS, LLC

By: /s/Brandon Beatty

Name:   Brandon Beatty

Its: CEO

CBD CLINILABS LLC

By: /s/Brandon Beatty

Name:   Brandon Beatty

Its: CEO

PRECISION BOTANICAL LLC

By: /s/Brandon Beatty

Name:   Brandon Beatty

Its: CEO

BUYER:

cbdMD, Inc.

By: /s/Ronan Kennedy

Name:   Ronan Kennedy

Its: CFO

CONFIRMATION AND ACKNOWLEDGEMENT OF SECTION 5, SECTION 7 AND SECTION 8:

To induce Buyer to enter into the Agreement, Beatty agrees and accepts the terms of Section 5, Section 7 and Section 8 of this Agreement and in consideration of other good and valuable consideration, including, but not limited to, the Agreement, the receipt and sufficiency of which is hereby acknowledged, Beatty agrees to be legally bound to Section 5, Section 7 and Section 8 of the Agreement.

/s/Brandon Beat

Brandon Beatty